Exhibit 99.1

AMD NEWS RELEASE

EDITORIAL CONTACT:	INVESTOR CONTACT:
Drew Prairie (512) 602-4425 drew.prairie@amd.com	Ruth Cotter (408) 749-3887 ruth.cotter@amd.com

AMD Reports First Quarter Results

SUNNYVALE, Calif. — April 17, 2008 — AMD (NYSE: AMD) today reported first quarter 2008 revenue of $1.505 billion, a net loss of $358 million, or $0.59 per share, and an operating loss of $264 million. These results include an impact of $50 million, or $0.08 per share, from ATI acquisition-related charges. First quarter revenue decreased 15 percent compared to the fourth quarter of 2007 and increased 22 percent compared to the first quarter of 2007. In the fourth quarter of 2007, AMD reported revenue of $1.770 billion, a net loss of $1.772 billion, and an operating loss of $1.678 billion. In the first quarter of 2007, AMD reported revenue of $1.233 billion, a net loss $611 million, and an operating loss of $504 million.

Reconciliation of GAAP Net Loss to Non-GAAP Net Loss1

(Millions except per share amounts)	Q1-08		Q4-07		Q1-07
GAAP net loss/EPS, less:	$(358)	(0.59)	$(1,772)	$(3.06)	$(611)	(1.11)

ATI acquisition-related charges	(50)	(0.08)	(1,669)	(2.89)	(113)	(0.21)

Tax benefit from ATI acquisition-related charges	-	-	63	0.11	-	-

Spansion investment impairment	-	-	(69)	(0.12)	-	-

Total net charges	(50)	(0.08)	(1,675)	(2.89)	(113)	(0.21)

Non-GAAP net loss[1]	$(308)	-	$(97)	-	$(498)	-

Reconciliation of GAAP Operating Loss to Non-GAAP Operating Loss1

(Millions)	Q1-08	Q4-07	Q1-07
GAAP operating loss, less:	$(264)	$(1,678)	$(504)

ATI acquisition-related charges	(50)	(1,669)	(113)

Non-GAAP operating loss[1]	$(214)	$(9)	$(391)

“A seasonally weak first quarter was amplified by a challenging economic environment for consumers and lower than expected revenues of previous generation products, resulting in lower than expected revenues in all business segments. However,

[1]

In this press release, in addition to GAAP financial results, AMD has provided non-GAAP financial measures for operating loss and net loss to reflect its financial results without ATI acquisition-related charges (refer to footnote 4 of the financial tables for further details of these charges) for operating loss and in addition, for Q4-07 without the tax benefit from ATI acquisition-related charges and investment impairment charges for net loss. Management believes this non-GAAP presentation makes it easier for investors to compare current and historical period operating results.

we are encouraged by the market acceptance of our Quad-Core AMD Opteron™ server processors as well as our new chipset and graphics offerings,” said Robert J. Rivet, AMD’s Chief Financial officer. “We remain committed to achieve operating profitability in the second half of the year, driven by our portfolio of new products and platforms and aggressive restructuring programs.”

First quarter 2008 gross margin was 42 percent compared to 44 percent in the fourth quarter of 2007 and 28 percent in the first quarter of 2007. The decrease from the prior quarter was primarily due to decreased microprocessor unit shipments.

Segment Information

(Millions)	Q1-08	vs Q4-07	vs Q1-07
Computing Solutions

Revenue	$1,194	-15%	30%

Microprocessor Units	-	Down	Up

Microprocessor Average Selling Price (ASP)	-	Flat	Flat

Graphics

Revenue	$230	-11%	17%

Units	-	Up	Up

Average Selling Price (ASP)	-	Down	Flat

Consumer Electronics

Revenue	$81	-26%	-31%

Total AMD

Revenue	$1,505	-15%	22%

Current Outlook

AMD’s outlook statements are based on current expectations. The following statements are forward looking, and actual results could differ materially depending on market conditions and the factors set forth under “Cautionary Statement” below.

In the seasonally down second quarter, AMD expects revenue to decrease in line with seasonality. As previously disclosed, AMD expects to record a restructuring charge in the second quarter of 2008.

Additional Quarterly Highlights

•

AMD began volume shipments of Quad-Core AMD Opteron processors. Initial systems are available now from several customers including Dell and HP and more platforms expected to be available in the coming weeks from our largest global customers.

•	AMD launched seven new AMD Phenom™ processors, including:

•	AMD Phenom X4 9100e, the industry’s first energy-efficient desktop quad-core processor;

•	AMD Phenom X4 9850 Black Edition processor; and

•	AMD Phenom X3 8000 series, the world’s first triple-core processor.

•

AMD introduced the 780 Series chipset, the industry’s most advanced motherboard GPU and the first product capable of combining the graphics power of integrated motherboard and discrete graphics to deliver a better visual experience.

•

AMD introduced the ATI Radeon™ HD 3870 X2 graphics card delivering leading performance for the enthusiast user and the ATI Radeon HD 3400 and ATI Radeon HD 3600 series to provide outstanding performance and unmatched value for the mainstream user. AMD also announced software updates to enable the world’s first quad-GPU support.

•	AMD demonstrated its first 45nm quad-core processors for servers and desktops.

•	AMD announced its first application processor for feature-rich multimedia mobile phones, strengthened its portfolio of discrete media processors, and expanded its handheld graphics IP offerings.

•

AMD introduced the ATI FireGL™ V7700, the first commercially available 3D workstation graphics card with DisplayPort support, and a new 2D workstation graphics card which delivers exceptional energy efficiency and longevity.

AMD Teleconference

AMD will hold a conference call for the financial community at 2:00 p.m. PT (5:00 p.m. ET) today to discuss its first quarter financial results. AMD will provide a real-time audio broadcast of the teleconference on the Investor Relations page of its Web site at www.amd.com. The webcast will be available for 10 days after the conference call.

About AMD

Advanced Micro Devices (NYSE: AMD) is a leading global provider of innovative processing solutions in the computing, graphics and consumer electronics markets. AMD is dedicated to driving open innovation, choice and industry growth by delivering superior customer-centric solutions that empower consumers and businesses worldwide. For more information, visit www.amd.com.

Cautionary Statement

This release contains forward-looking statements concerning revenue for the second quarter of 2008, profitability for the second half of 2008 driven by new products and platforms, restructuring programs, and availability of platforms containing the Quad-Core AMD Opteron processor, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are commonly identified by words such as “would,” “may,” “expects,” “believes,” “plans,” “intends,” “projects,” and other terms with similar meaning. Investors are cautioned that the forward-looking statements in this release are based on current beliefs, assumptions and expectations, speak only as of the date of this release and involve risks and uncertainties that could cause actual results to differ materially from current expectations. Risks include the possibility that Intel Corporation’s pricing, marketing and rebating programs, product bundling, standard setting, new product introductions or other activities targeting the company’s business will prevent attainment of the company’s current plans; the company will require additional funding and may not be able to raise funds on favorable terms or at all; the company’s cost containment efforts will not be effective; customers stop buying the company’s products or materially reduce their operations or demand for its products; the company will be unable to develop, launch and ramp new products and technologies in the volumes and mix required by the market and at mature yields on a timely basis; the company’s competitors, customers and suppliers may take actions that will negate the anticipated benefits of the company’s acquisition of ATI; demand for computers and consumer electronics products and, in turn, demand for the company’s products will be lower than currently expected; global business and economic conditions will worsen, resulting in lower than currently expected revenue in the second quarter of 2008 and beyond; there will be unexpected variations in market growth and demand for the company’s products and technologies in light of the product mix that it may have available at any particular time or a decline in demand; the company will be unable to transition to advanced manufacturing process technologies in a timely and effective way, consistent with planned capital expenditures; the company will be unable to maintain the level of investment in research and development and capacity that is required to remain competitive; and the company will be unable to obtain sufficient manufacturing capacity or components to meet demand for its products or will under-utilize its microprocessor manufacturing facilities. Investors are urged to review in detail the risks and uncertainties in the company’s Securities and Exchange Commission filings, including but not limited to the Annual Report on Form 10-K for the year ended December 29, 2007.

AMD, the AMD Arrow logo, AMD Opteron, AMD Phenom and combinations thereof, and ATI, the ATI logo, FireGL and Radeon are trademarks of Advanced Micro Devices, Inc. Other names are for informational purposes only and used to identify companies and products and may be trademarks of their respective owners.

ADVANCED MICRO DEVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Millions except per share amounts and percentages)

	Quarter Ended
	Mar. 29, 2008 (Unaudited)	Dec. 29, 2007 (Unaudited)	Mar. 31, 2007 (Unaudited)
Net revenue	$1,505	$1,770	$1,233
Cost of sales	877	985	886

Gross margin	628	785	347
Gross margin %	42%	44%	28%
Research and development	501	473	432
Marketing, general and administrative	341	321	335
Amortization of acquired intangible assets and integration charges	50	61	84
Impairment of goodwill and acquired intangible assets	—	1,608	—

Operating income (loss)	(264)	(1,678)	(504)
Interest income	15	19	16
Interest expense	(95)	(95)	(78)
Other income (expense), net	(1)	1	2

Income (loss) before minority interest, equity in net loss of Spansion Inc. and other and income taxes	(345)	(1,753)	(564)
Minority interest in consolidated subsidiaries	(13)	(9)	(8)
Equity in net loss of Spansion Inc. and other	—	(69)	(16)

Income (loss) before income taxes	(358)	(1,831)	(588)
Provision (benefit) for income taxes	—	(59)	23

Net income (loss)	$(358)	$(1,772)	$(611)

Net income (loss) per common share
Basic	$(0.59)	$(3.06)	$(1.11)
Diluted	$(0.59)	$(3.06)	$(1.11)

Shares used in per share calculation
Basic	606	579	549
Diluted	606	579	549

ADVANCED MICRO DEVICES, INC.

CONSOLIDATED BALANCE SHEETS

(Millions)

	Mar. 29, 2008 (Unaudited)	Dec. 29, 2007*
Assets
Current assets:
Cash, cash equivalents and marketable securities	$1,753	$1,889
Accounts receivable, net	538	640
Inventories	785	821
Prepaid expenses and other current assets	332	402
Deferred income taxes	105	64

Total current assets	3,513	3,816
Property, plant and equipment, net	4,765	4,720
Goodwill	1,907	1,907
Acquisition related intangible assets, net	536	587
Other assets	487	520

Total Assets	$11,208	$11,550

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$944	$1,009
Accrued compensation and benefits	151	186
Accrued liabilities	946	821
Deferred income on shipments to distributors	92	101
Current portion of long-term debt and capital lease obligations	262	238
Other current liabilities	343	270

Total current liabilities	2,738	2,625
Deferred income taxes	4	6
Long-term debt and capital lease obligations, less current portion	5,025	5,031
Other long-term liabilities	615	633
Minority interest in consolidated subsidiaries	189	265
Stockholders’ equity:
Capital stock:
Common stock, par value	6	6
Capital in excess of par value	5,941	5,921
Retained earnings (deficit)	(3,458)	(3,100)
Accumulated other comprehensive income	148	163

Total stockholders’ equity	2,637	2,990

Total Liabilities and Stockholders’ Equity	$11,208	$11,550

*	Amounts for the year ended December 29, 2007 were derived from the December 29, 2007 audited financial statements.

ADVANCED MICRO DEVICES, INC.

SELECTED CORPORATE DATA

(Unaudited)

(Millions except headcount and percentages)

	Quarter Ended
	Mar. 29, 2008	Dec. 29, 2007	Mar. 31, 2007
Segment Information
Computing Solutions (1)
Net revenue	$1,194	$1,402	$918
Operating income (loss)	$(160)	$21	$(321)
Graphics (2)
Net revenue	230	259	197
Operating income (loss)	(11)	(12)	(35)
Consumer Electronics (3)
Net revenue	81	109	118
Operating income (loss)	(8)	12	(4)
All Other (4)
Net revenue	—	—	—
Operating income (loss)	(85)	(1,699)	(144)
Total AMD
Net revenue	$1,505	$1,770	$1,233
Operating income (loss)	$(264)	$(1,678)	$(504)

Other Data
Depreciation & amortization (excluding amortization of acquired intangible assets)	$267	$273	$243
Capital additions	$323	$267	$586
Headcount	16,398	16,420	16,745

Adjusted EBITDA (5)	$54	$203	$(196)

(1)	Computing Solutions segment includes microprocessors, chipsets and embedded processors.

(2)	Graphics segment includes graphics, video and multimedia products developed for use in desktop and notebook computers, including home media PCs, professional workstations and servers.

(3)	Consumer Electronics segment includes products for and revenue related to mobile phones and PDAs, digital televisions and other consumer electronics and royalties received in connection with the sale of game console systems that incorporate the Company’s technology.

(4)	All Other category includes employee stock-based compensation expense and certain operating expenses and credits that are not allocated to the operating segments. Also included in this category are the ATI acquisition-related charges. Details of the ATI acquisition-related charges and employee stock-based compensation expense are shown below.

ATI acquisition-related charges:

	Quarter Ended
	Q108	Q407	Q107
Amortization of acquired intangible assets	$50	$58	$71
Integration charges	—	3	13

Subtotal	$50	$61	$84
Impairment of goodwill and acquired intangible assets	—	1,608	—
Cost of fair value adjustment of acquired inventory	—	—	29

ATI acquisition-related charges	$50	$1,669	$113

Employee stock-based compensation expense:

	Quarter Ended
	Q108	Q407	Q107
Cost of sales	$3	$3	$2
Research and development	16	12	14
Marketing, general and administrative	2	11	12

	$21	$26	$28

(5) Reconciliation of Net income (loss) to Adjusted EBITDA*

	Quarter Ended
	Q108	Q407	Q107
Net income (loss)	$(358)	$(1,772)	$(611)
Depreciation and amortization	267	273	243
Amortization of acquired intangible assets	50	58	71
Impairment of goodwill and acquired intangible assets	—	1,608	—
Interest expense	95	95	78
Provision (benefit) for income taxes	—	(59)	23

Adjusted EBITDA	$54	$203	$(196)

*	The Company defines Adjusted EBITDA as net income (loss) adjusted for depreciation and amortization, amortization of acquired intangible assets, impairment of goodwill and acquired intangible assets, interest expense and taxes. The Company calculates and communicates Adjusted EBITDA because management believes it is of interest to investors and lenders in relation to its overall capital structure and its ability to borrow additional funds. The Company’s calculation of Adjusted EBITDA may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view Adjusted EBITDA as an alternative to the U.S. GAAP operating measure of net income or U.S. GAAP liquidity measures of cash flows from operating, investing and financing activities. In addition, Adjusted EBITDA does not take into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flows.